PEASE OIL AND GAS COMPANY

PEASE ANNOUNCES NET INCOME IN 2000 OF
$ .66 PER SHARE

FOR IMMEDIATE RELEASE -April 9, 2001

Grand Junction, Colorado - April 9, 2001 - Pease Oil and Gas Company (OTC BB: WPOG) is pleased to report its results of operations for the fourth quarter and year ended December 31, 2000, as follows:

                                                          For the Three Months             For the Year
                                                           Ended December 31,            Ended December 31,
                                                          -------------------           -------------------
                                                          2000           1999           2000           1999
                                                          ----           ----           ----           ----

Statement of Operations Summary:
     Revenues ....................................   $   951,833    $   639,992    $ 3,585,245    $ 2,144,057
     Net Income ..................................   $   423,214    $    70,417    $ 1,188,517    $  (465,274)
     Net Income Available to Common Stockholders .   $   621,637    $   (17,290)   $ 1,188,517    $  (730,798)
     Earnings Per Common Share:
          Basic ..................................   $       .34    $      (.01)   $       .68    $      (.43)
          Diluted ................................   $       .30    $      (.01)   $       .66    $      (.43)
     Weighted Average Number of Common Shares
        Outstanding During the Periods Presented
          Basic ..................................     1,823,648      1,731,398      1,754,587      1,684,259
          Diluted ................................     2,057,335      1,731,398      1,813,009      1,684,259
Statement of Cash Flows Summary:
     Cash flows provided from operating activities   $   529,551    $   309,217    $ 2,284,269    $   739,290
     Cash flows used in investing activities .....   $  (513,090)   $  (294,102)   $(1,383,899)   $  (762,699)
     Cash flows used in financing activities .....   $  (212,472)   $   (68,596)   $  (216,955)   $  (301,819)
Production Data:
     Oil (bbls) ..................................        12,793         20,127         79,937         73,947
     Gas (Mcf) ...................................        90,174         55,256        273,940        336,761
     Mcfe (1:6) ..................................       166,932        176,018        753,562        780,443
Average Sales Prices:
     Oil (per bbl) ...............................   $     31.30    $     23.83    $     29.12    $     17.80
     Gas (per Mcf) ...............................   $      6.11    $      2.90    $      4.59    $      2.46

Patrick J. Duncan, the Company’s President, stated: “Obviously, we are pleased with the results of operations. The results reflect the restructuring of the convertible death spiral preferred stock, the success with our drilling program that offset declining production, and the higher commodity prices enjoyed in 2000. The Company is now in a position to continue its growth in 2001 by continuing to exploit its prospect inventory and search out other accretive opportunities.”

Pease Oil and Gas Company is an independent energy company engaged in exploration, acquisition and the development of oil and gas properties using 3-D seismic technology. For more information regarding this press release or other information regarding the Company, please contact Patrick J. Duncan, Pr\esident and CFO, at (970) 245-5917.